UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 27, 2017 (March 24, 2017)
180 DEGREE CAPITAL CORP.
(Exact Name of Registrant as Specified in its Charter)

New York	0-11576	13-3119827
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1450 Broadway New York, New York 10018
(Address, including zip code, of Principal Executive Offices)
(212) 582-0900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2017, Douglas W. Jamison informed 180 Degree Capital Corp. (the "Company") of his intention to resign from the Board of Directors (the "Board") and as Chief Executive Officer of the Company effective as of the close of business on March 29, 2017. This resignation was expected following receipt of the requisite approval from shareholders at the Special Meeting of Shareholders on March 24, 2017, to implement the changes in the Company's business as detailed in its definitive proxy materials filed with the Securities and Exchange Commission on Form DEF14A on February 13, 2017. In conjunction with acceptance of Mr. Jamison's resignation, the Board agreed to pay Mr. Jamison his prorated base salary through March 31, 2017.

The Board has appointed Kevin M. Rendino to serve as Chairman of the Board, Chief Executive Officer and Portfolio Manager of the Company, effective upon Mr. Jamison's resignation. Mr. Rendino joined the Board in June 2016. The Company believes that Mr. Rendino is a financial services leader, with three decades of Wall Street experience in capital markets, value investing and global equity markets. During his career, Mr. Rendino served as the team leader of the Basic Value Fund at Merrill Lynch and at Blackrock following its acquisition of Merrill Lynch’s fund management business. He was responsible for overseeing 11 funds representing over $13 billion in assets under management, was a member of Blackrock’s Leadership Committee, and was a frequent contributor to CNBC, Bloomberg TV, Fox Business, The New York Times and The Wall Street Journal. Since 2012, Mr. Rendino has served as Chairman and Chief Executive Officer of RGJ Capital, where he leads a value investing focus. Since early 2016, Mr. Rendino has served as a member of the Board of Directors of Rentech Inc., a global wood fiber company.

Mr. Rendino will receive a prorated base annual salary of $415,000 for 2017 and will be eligible for potential cash bonuses at the discretion of the Compensation Committee of the Board.

The Board also appointed Daniel B. Wolfe to the position of Portfolio Manager in addition to his current titles of President, Chief Financial Officer and Chief Compliance Officer.

In connection with the transition in leadership, on March 27, 2017, the Board approved change in control and severance agreements to be entered into with Messrs. Rendino and Wolfe (each, an "Executive Severance Agreement"). Each of the Executive Severance Agreements provides that, in the event an executive’s employment is terminated by the Company other than for "cause" (as defined therein) or an executive resigns for "good reason" (as defined therein), the executive will receive as severance:

•	12 months of base salary to be paid in cash periodically in accordance with the Company’s normal payroll policies;

•
a portion of executive’s incentive compensation in cash for the fiscal year in which executive's employment terminates, pro-rated based on time employed during the fiscal year, only to be paid only to the extent that performance metrics in the plan are achieved and at the same time as payments to other executives in the applicable incentive compensation plan are paid; and

•	12 months of COBRA premiums.

Further, under the terms of each Executive Severance Agreement, in the event an executive’s employment is terminated other than for "cause" or an executive resigns for "good reason" within the period commencing three months prior to a "change in control" (as defined in the Company’s 2012 Equity Incentive Plan) (a "Change in Control") and ending 12 months after a Change in Control, the severance will consist of:

•	12 months of base salary to be paid in a single cash lump-sum;

•	a portion of an executive’s incentive compensation in cash for the fiscal year in which executive's employment terminates, pro-rated based on time employed during the fiscal year; and

•	12 months of COBRA premiums.

The foregoing summary of the Executive Severance Agreements is qualified in its entirety by reference to the form of Executive Severance Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

On March 24, 2017, the Board accelerated the vesting of 322,545 shares of restricted stock held by employees and directors of the Company, including 82,200 shares of restricted stock held by Messrs. Jamison and Wolfe as detailed in its definitive proxy materials filed with the Securities and Exchange Commission on Form DEF14A on February 13, 2017. The Board did not accelerate 388,200 shares of restricted stock held by employees, and these shares of restricted stock were canceled in conjunction with the termination of the Amended and Restated 2012 Equity Incentive Plan on March 27, 2017.

On March 27, 2017, Phillip A. Bauman and W. Dillaway Ayres informed the Company of their intent to resign from the Board effective as of that date. The resignations of Messrs. Bauman and Ayres are not owing to any disagreement with the Company on any matter relating to its operations, policies or practices. These resignations were expected following receipt of the requisite approval from shareholders at the Special Meeting of Shareholders on March 24, 2017, to implement the changes in the Company's business as detailed in its definitive proxy materials filed with the Securities and Exchange Commission on Form DEF14A on February 13, 2017.

On March 27, 2017, the Board, upon recommendation by its Nominating Committee, appointed Daniel B. Wolfe to serve as a member of the Board until the next Annual Meeting of Shareholders or until his successor is duly elected and qualified.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The By-laws, as amended, are filed as Exhibit 3.1 to this report and are incorporated by reference herein. The foregoing summary of the amendments to the By-laws is qualified in its entirety by reference to the copy of the By-laws, as amended, attached hereto as Exhibit 3.1 and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description
3.1	Amended and Restated By-Laws of the Company, as Amended on March 27, 2017
10.1	Form of Executive Severance and Change in Control Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

180 DEGREE CAPITAL CORP.

Date:	March 27, 2017	By:	/s/ Daniel B. Wolfe
Daniel B. Wolfe
President